Exhibit 10.3
AMENDED AND RESTATED
ASSET MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED ASSET MANAGEMENT AGREEMENT, dated as of May 13, 2015, is between CORPORATE PROPERTY ASSOCIATES 18 — GLOBAL INCORPORATED, a Maryland corporation (“CPA: 18”), CPA:18 LIMITED PARTNERSHIP, a Delaware limited partnership, of which CPA: 18 is a general partner (the “Operating Partnership”), and W. P. CAREY & Co. B.V., a Netherlands company (the “Manager”).
W I T N E S S E T H:
WHEREAS, CPA: 18 has qualified as a REIT (as defined below), and is investing its funds in investments permitted by the terms of the prospectus pursuant to which it raised equity capital and Sections 856 through 860 of the Code (as defined below);
WHEREAS, the Parties hereto are parties to an existing asset management agreement, dated as of July 24, 2013;
WHEREAS, CPA: 18, the Operating Partnership and the Manager desire to amend and restate the existing asset management agreement in order that CPA: 18 and its subsidiaries, including the Operating Partnership, may continue to avail themselves of the experience, sources of information, and assistance of, and certain facilities available to, the Manager with respect to disposition opportunities and asset management, for properties located outside of the United States, and to have the Manager undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Board of Directors (as defined below), all as provided herein; and
WHEREAS, the Manager is willing to render such services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
1.Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:
2%/25% Guidelines. The requirement, as provided for in Section 13 hereof, that, in the 12-month period ending on the last day of any fiscal quarter, Operating Expenses under this Agreement and the Advisory Agreement not exceed the greater of two percent of CPA: 18’s Average Invested Assets during such 12-month period or 25% of CPA: 18’s Adjusted Net Income over the same 12-month period.
Acquisition Expenses. Acquisition Expenses as defined under the Advisory Agreement.
Acquisition Fees. Acquisition Fees as defined under the Advisory Agreement.
Adjusted Investor Capital. As of any date, the Initial Investor Capital reduced by any Redemptions, other than Redemptions intended to qualify as a liquidity event for purposes of this

Agreement, and by any other Distributions on or prior to such date determined by the Board to be from Cash from Sales and Financings.
Adjusted Net Income. For any period, the total consolidated revenues recognized in such period by CPA: 18, less the total consolidated expenses of CPA: 18 recognized in such period, excluding additions to reserves for depreciation and amortization, bad debts or other similar non-cash reserves; provided, however, that Adjusted Net Income for purposes of calculating total allowable Operating Expenses under the 2%/25% Guidelines shall exclude any gains, losses or writedowns from the sale of CPA: 18’s assets.
Advisor. CPA: 18’s external advisor. As of the date of this Agreement, the Advisor is Carey Asset Management Corp., a corporation organized under the laws of the State of Delaware and indirectly wholly-owned by W. P. Carey Inc.
Advisory Agreement. The Amended and Restated Advisory Agreement, dated as of January 1, 2015, among CPA: 18, the Operating Partnership and the Advisor, as the same may be amended, supplemented, extended and renewed, and any successor advisory agreement.
Affiliate. An Affiliate of another Person shall include any of the following: (i) any Person directly or indirectly owning, controlling, or holding, with power to vote ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; or (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
Agreement. This Asset Management Agreement.
Appraised Value. Value according to an appraisal made by an Independent Appraiser, which may take into consideration any factor deemed appropriate by such Independent Appraiser, including, but not limited to, current market and property conditions, any unique attributes of the Investment operations, current and anticipated income and expense trends, the terms and conditions of any lease of a relevant property, the quality of any lessee’s, borrower’s or other counter-party’s credit and the conditions of the credit markets. The Appraised Value of a Property may be greater than the construction cost or the replacement cost of the Property.
Articles of Incorporation. Articles of Incorporation of CPA: 18 under the General Corporation Law of Maryland, as amended from time to time, pursuant to which CPA: 18 is organized.
Asset Management Fee. The Asset Management Fee as defined in Section 9(a) hereof.
Average Invested Assets. The average during any period of the aggregate book value of CPA: 18's Investments, before deducting reserves for depreciation, bad debts, impairments, amortization and all other non-cash reserves, computed by taking the average of such values at the end of each month during such period.
Average Market Value. The aggregate purchase price paid by CPA: 18 for an Investment, provided that, if a later Appraised Value is obtained for the Investment, that later Appraised Value,

adjusted for other net assets and liabilities that have economic value and are associated with that Investment, shall become the Average Market Value for the Investment.
Board or Board of Directors. The Board of Directors of CPA: 18.
Bylaws. The bylaws of CPA: 18, as amended from time to time.
Cash from Financings. Net cash proceeds realized by CPA: 18 from the financing of Investments or the refinancing of any indebtedness of CPA: 18 secured by real estate located outside the United States.
Cash from Sales. Net cash proceeds realized by CPA: 18 from the sale, exchange or other disposition of any of its assets located outside the United States after deduction of all expenses incurred in connection therewith. Cash from Sales shall not include Cash from Financings.
Cash from Sales and Financings. The total sum of Cash from Sales and Cash from Financings.
Cause. With respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the Manager that, in each case, is determined by a majority of the Independent Directors to be materially adverse to CPA: 18, or a breach of a material term or condition of this Agreement by the Manager and the Manager has not cured such breach within 30 days of written notice thereof or, in the case of any breach that cannot be cured within 30 days by reasonable effort, has not taken all necessary action within a reasonable time period to cure such breach.
Closing Date. The first date on which Shares were issued pursuant to an Offering.
Code. Internal Revenue Code of 1986, as amended.
Competitive Real Estate Commission. The real estate or brokerage commission paid for the purchase or sale of a Property that is reasonable, customary and competitive in light of the size, type and location of the Property.
Contract Sales Price. The total consideration received by CPA: 18 for the sale of Investments.
CPA: 18. As defined in the introductory paragraph, unless in the context of a particular reference, it is clear that such reference refers to Corporate Property Associates 18 — Global Incorporated together with its consolidated subsidiaries, including the Operating Partnership. Unless the context otherwise requires, any reference to financial measures of CPA: 18 shall be calculated by reference to the consolidated financial statements of CPA: 18 and its subsidiaries, including, without limitation, the Operating Partnership, prepared in accordance with GAAP.
Dealer Manager. Carey Financial, LLC, a Delaware limited liability company.
Directors. The persons holding such office, as of any particular time, under the Articles of Incorporation, whether they be the directors named therein or additional or successor directors.

Disposition Fee. The Disposition Fee as defined under the Advisory Agreement.
Distribution and Shareholder Servicing Fees. The distribution and shareholder servicing fees payable to the Dealer Manager as described in the Prospectus.
Distributions. Distributions declared by the Board.
GAAP. Generally accepted accounting principles in the United States.
Good Reason. With respect to the termination of this Agreement, (i) any failure to obtain a satisfactory agreement from any successor to CPA: 18 or the Operating Partnership to assume and agree to perform CPA: 18’s or the Operating Partnership’s, as applicable, obligations under this Agreement; or (ii) any material breach of this Agreement of any nature whatsoever by CPA: 18 or the Operating Partnership; provided that (a) such breach is of a material term or condition of this Agreement and (b) CPA: 18 or the Operating Partnership, as applicable, has not cured such breach within 30 days of written notice thereof or, in the case of any breach that cannot be cured within 30 days by reasonable effort, has not taken all necessary action within a reasonable time period to cure such breach.
Independent Appraiser. A qualified appraiser of real estate as determined by the Board, who has no material current or prior business or personal relationship with, the Manager, the Directors, or their respective Affiliates and who is engaged to a substantial extent in the business of rendering opinions regarding the value of real estate related investments. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers shall be conclusive evidence of such qualification (but not of independence).
Independent Director. A Director of CPA: 18 who meets the criteria for an Independent Director specified in the Articles of Incorporation and/or the Bylaws.
Individual. Any natural person and those organizations treated as individuals in Section 542(a) of the Code.
Initial Investor Capital. The total amount of capital invested (excluding investments in money market securities) from time to time by Shareholders (computed at the Original Issue Price per Share), excluding any Shares received by the Manager, the Advisor or their respective Affiliates for any consideration other than cash.
Investment. An investment made by CPA: 18, directly or indirectly, in a Property, Loan or Other Permitted Investment Asset.
Loan Refinancing Fee. A fee payable to the Advisor or its Affiliates in respect of the refinancing of a loan secured by an Investment.
Loans. The notes and other evidences of indebtedness or obligations acquired, originated or entered into, directly or indirectly, by CPA: 18 as lender, noteholder, participant, note purchaser or other capacity, which are secured or collateralized by personal property, or fee or leasehold interests in real estate or other assets, in each case located outside the United States, including but not limited to first or subordinate mortgage loans, construction loans, development loans, loan participations, B notes, loans secured by capital stock or any other assets or form of equity interest and any other type of loan or financial arrangement, such as providing or arranging for letters of credit, providing guarantees of obligations to third parties, or providing commitments for loans. The term “Loans” shall not include leases, which are not recognized as leases for Federal income tax reporting purposes.
Offering. The offering of Shares pursuant to a Prospectus.
Operating Expenses. All consolidated operating, general and administrative expenses paid or incurred by CPA: 18, as determined under GAAP, except the following (insofar as they would otherwise be considered operating, general and administrative expenses under GAAP): (i) interest and discounts and other cost of borrowed money; (ii) taxes (including state, Federal and foreign income tax, property taxes and assessments, franchise taxes and taxes of any other nature); (iii) expenses of raising capital, including Organization and Offering Expenses, printing, engraving, and other expenses, and taxes incurred in connection with the issuance and distribution of CPA: 18’s Shares and Securities; (iv) Acquisition Expenses, real estate commissions on resale of property and other expenses connected with the acquisition, disposition, origination, ownership and operation of Investments, including the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair and improvement of property; (v) Acquisition Fees or Disposition Fees payable to the Manager under this Agreement and the corresponding fees payable to the Advisor under the Advisory Agreement or to any other party; (vi) Distribution and Shareholder Servicing Fees payable to the Dealer Manager; (vii) distributions paid by the Operating Partnership to the Special General Partner under the agreement of limited partnership of the Operating Partnership in respect of gains realized on dispositions of Investments and other capital transactions; (viii)  amounts paid to effect a redemption or repurchase of the special general partner interest held by the Special General Partner pursuant to the agreement of limited partnership of the Operating Partnership; and (ix) non-cash items, such as depreciation, amortization, depletion, and additions to reserves for depreciation, amortization, depletion, losses and bad debts. Notwithstanding anything herein to the contrary, Operating Expenses shall include the Asset Management Fee and any Loan Refinancing Fee, in each case payable under this Agreement and the corresponding fees payable under the Advisory Agreement and, solely for the purposes of determining compliance with the 2%/25% Guidelines, distributions of profits and cash flow made by the Operating Partnership to the Special General Partner pursuant to the agreement of limited partnership of the Operating Partnership, other than distributions described in clauses (vii) and (viii) of this definition.
Organization and Offering Expenses. Organization and Offering Expenses as defined under the Advisory Agreement.
Original Issue Price. For any Share issued in an Offering, the price at which such Share was initially offered to the public by CPA: 18, regardless of whether selling commissions were paid in connection with the purchase of such Share from CPA: 18.
Other Permitted Investment Asset. An asset, other than cash, cash equivalents, short term bonds, auction rate securities and similar short term investments, acquired by CPA: 18 for investment purposes that is not a Loan or a Property but that is attributable to an investment or activities of CPA: 18 outside the United States and is consistent with the investment objectives and policies of CPA: 18.

Person. An Individual, corporation, partnership, joint venture, association, company, trust, bank, or other entity, or government or any agency or political subdivision of a government.
Property or Properties. CPA: 18’s partial or entire interest in real property (including leasehold interests) located outside the United States and personal or mixed property connected therewith. An Investment which obligates CPA: 18 to acquire a Property will be treated as a Property for purposes of this Agreement.
Property Management Fee. A fee for property management services rendered by the Advisor or its Affiliates in connection with Properties acquired directly or through foreclosure.
Prospectus. Any prospectus pursuant to which CPA: 18 offers Shares in a public offering, as the same may at any time and from time to time be amended or supplemented after the effective date of the registration statement in which it is included.
Redemptions. An amount determined by multiplying the number of Shares redeemed by the Original Issue Price.
REIT. A real estate investment trust, as defined in Sections 856-860 of the Code.
Securities. Any stock, shares (other than currently outstanding Shares and subsequently issued Shares), other equity interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise or in general any instruments commonly known as “securities” or any certificate of interest, shares or participation in temporary or interim certificates for receipts (or, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire any of the foregoing, which subsequently may be issued by CPA: 18).
Shareholders. Those Persons who, at the time any calculation hereunder is to be made, are shown as holders of record of Shares on the books and records of CPA: 18.
Shares. All of the shares of common stock of CPA: 18, $.001 par value, and any other shares of common stock of CPA: 18.
Special General Partner. WPC-CPA:18 Holdings, LLC and any permitted transferee of the special general partnership interest under the agreement of limited partnership of the Operating Partnership.
Sponsor. W.P. Carey Inc. and any other Person directly or indirectly instrumental in organizing, wholly or in part, CPA: 18 or any person who will control, manage or participate in the management of CPA: 18, and any Affiliate of any such person. Sponsor does not include a person whose only relationship to CPA: 18 is that of an independent property manager and whose only compensation is as such. Sponsor also does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.
Termination Date. The effective date of any termination of this Agreement.
2.    Appointment. CPA: 18 hereby appoints the Manager to serve as its manager on the terms and conditions set forth in this Agreement, and the Manager hereby accepts such appointment.

3.    Duties of the Manager. During the term of this Agreement, the Manager agrees, for and in consideration of the compensation set forth below, to supervise and direct the management and operation of the Investments on behalf of CPA: 18 and for the account of CPA: 18, in an efficient and satisfactory manner consistent with like quality properties and at all times maintain or contract for systems and personnel sufficient to enable it to carry out all of its duties, obligations and functions under this Agreement. In performance of this undertaking, subject to the supervision of the Board and consistent with the provisions of the Articles of Incorporation and Bylaws and any Prospectus pursuant to which Shares are offered, the Manager shall, with respect to the Investments, either directly or by engaging an Affiliate:
(a)    demand, collect and receive (i) all rents, utility charges, common area charges, insurance charges, VAT payments and real estate and personal property tax and assessment charges, (ii) all other pass-through or bill-back charges, sums, costs or expenses of any nature whatsoever payable by tenants under the terms of any or all of the leases and any other agreements relating to all or any portion of the Properties, and (iii) all other revenues, issues and profits accruing from the Properties and any covenant calculations and insurance certificates;
(b)    calculate and administer rent calculations; maintain and review tenant covenant calculations; calculate and submit lender covenant calculations; and maintain letters of credits and security deposit information;
(c)    serve as primary contact to all tenants, field inquiries and requests; process easements and landlord lien waivers; manage third party asset managers and coordinate loan closings with third party asset managers; inspect at-risk properties, oversee inspections by lenders and third-party property inspection firms, and coordinate site visits and reports; ascertain necessary repair and monitor deferred maintenance, and ensure tenant compliance; schedule and coordinate tenant improvement projects and leasing efforts; create expense budgets for vacant properties as needed and pro forma expense budgets for at-risk properties; assist in executing redevelopment strategies; provide or source technical expertise when necessary relating to building issues; formulate, structure and oversee redevelopment projects; and meet with tenants to discuss potential needs;
(d)    assess residual risk and long term viability on all Properties; perform credit analysis of tenant businesses and economic analysis of holding and selling Properties; maximize returns for CPA: 18 through early renewals or sales of Properties; manage bankruptcy process and monitor credit quality of portfolios; restructure leases as necessary; execute opportunistic mortgage refinancing; coordinate with annual third party appraisers in valuation process; and assess and manage market risks and risks associated with legal, tax, and corporate structure;
(e)    supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Properties, including but not limited to, overseeing and training for international compliance functions and staffing; overseeing and ensuring tax, legal, and regulatory compliance; ensuring timely completion of all obligations by tenants; and ensuring smooth integration of new investments into asset management platform;
(f)    from time to time, or at any time reasonably requested by the Board or management of CPA: 18, make reports of its performance of services to CPA: 18 under this Agreement, including the International State of the Assets and bi weekly status reports to be provided to CPA: 18’s management;

(g)    provide CPA: 18 with such accounting data and any other information requested by CPA: 18 concerning the investment activities of CPA: 18 as shall be required to prepare and to file all periodic financial reports and returns required to be filed with the Securities and Exchange Commission and any other regulatory agency, including annual financial statements;
(h)    perform corporate secretarial work including, but not limited to, tracking of dates of required filings and annual general meetings for subsidiaries of CPA: 18; obtaining and coordinating all relevant materials needed for audit and/or statutory filing, including approvals of financial information, auditor’s representation letters, and minutes and resolutions; preparing financial analyses of recurring payments; maintaining information for compliance reports; organizing, planning, and presenting International State of the Assets meetings; and preparing International Asset Operating Committee Memos;
(i)    do all things necessary to assure its ability to render the services described in this Agreement;
(j)    obtain for, or provide to, CPA: 18 such services as may be required in disposing of Investments;
Notwithstanding anything to the contrary in this Agreement, CPA: 18 acknowledges that the Manager does not have an office in the United States and intends to conduct its business in a manner that will not cause Manager to be deemed to be engaged in a United States trade or business or have a permanent establishment in the United States.
4.    Authority of Manager.
(a)    Pursuant to the terms of this Agreement (and subject to the restrictions included in Paragraph (b) of this Section 4 and in Section 7 hereof), and subject to the continuing and exclusive authority of the Board over the management of CPA: 18, the Board hereby delegates to the Manager the authority to: (1) arrange for refinancing, or assess changes in the asset or capital structure of, and dispose of or otherwise deal with, Investments; (2) enter into leases and service contracts for Properties, and perform other property level operations; (3) oversee non-affiliated property managers and other non-affiliated Persons who perform services for CPA: 18; (4) undertake accounting and other record-keeping functions at the Property level; and (5) perform its duties set forth in Section 3.
(b)    The prior approval of the Board, including a majority of the Independent Directors and a majority of the Directors not interested in the transaction will be required for: (i) Investments which are not contemplated by the terms of a Prospectus; (ii) transactions that present issues which involve potential conflicts of interest for the Manager or an Affiliate (other than potential conflicts involving the payment of fees or the reimbursement of expenses); (iii) the lease of assets to the Sponsor, any Director, the Manager or any Affiliate of the Manager; (iv) any purchase or sale of an Investment from or to the Manager or an Affiliate; and (v) the retention of any Affiliate of the Manager to provide services to CPA: 18 not expressly contemplated by this Agreement and the terms of such services by such Affiliate. In addition, the Manager shall comply with any further approval requirements set forth in the Bylaws.
(c)    The Board may, at any time upon the giving of notice to the Manager, modify or revoke the authority set forth in this Section 4. If and to the extent the Board so modifies or revokes the authority contained herein, the Manager shall henceforth comply with such modification or revocation, provided however, that such modification or revocation shall be effective upon receipt by the Manager and shall not be applicable to investment transactions to which the Manager has committed CPA: 18 prior to the date of receipt by the Manager of such notification.
5.    Bank Accounts. The Manager may establish and maintain one or more bank accounts in its own name for the account of CPA: 18 or in the name of CPA: 18 and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of CPA: 18, provided that no funds shall be commingled with the funds of the Manager; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of CPA: 18.
6.    Records; Access. The Manager shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of CPA: 18, at any time or from time to time during normal business hours. The Manager shall at all reasonable times have access to the books and records of CPA: 18.
7.    Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Manager shall refrain from taking any action which, in its sole judgment made in good faith, would adversely affect the status of CPA: 18 as a REIT or of the Operating Partnership as a partnership for Federal income tax purposes, subject CPA: 18 or the Operating Partnership to regulation under the Investment Company Act of 1940, as amended, violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over CPA: 18, its Shares or its Securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws or agreement of limited partnership of the Operating Partnership, except if such action shall be ordered by the Board, in which case the Manager shall notify promptly the Board of the Manager’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event the Manager shall have no liability for acting in accordance with the specific instructions of the Board so given.
(a)    Notwithstanding the foregoing, CPA: 18 shall indemnify and hold harmless the Manager, its partners, directors, officers and employees, and partners, shareholders, directors and officers of the Manager’s partners and Affiliates of any of them, for any loss or liability suffered by them, and none of the foregoing shall be liable to CPA: 18, the Operating Partnership or to the Directors or Shareholders for any act or omission by the Manager, its partners, directors, officers and employees, or partners, shareholders, directors or officers of the Manager’s partners and Affiliates of any of them, in each case if the following conditions are met:
(i)    The Manager, its partners, directors, officers and employees, and partners, shareholders, directors and officers of the Manager’s partners and Affiliates of any of them have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of CPA: 18;
(ii)    The Manager, its partners, directors, officers and employees, and partners, shareholders, directors and officers of the Manager’s partners and Affiliates of any of them were acting on behalf of or performing services for CPA: 18; and
(iii)    Such liability or loss was not the result of negligence or misconduct by the Manager, its partners, directors, officers and employees, and partners, shareholders, directors and officers of the Manager’s partners or Affiliates of any of them.

(b)    Notwithstanding the foregoing, the Manager and its Affiliates shall not be indemnified by CPA: 18 or the Operating Partnership for any losses, liabilities or expenses arising from or out of the alleged violation of federal or state securities laws unless one or more of the following conditions are met:
(i)    There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;
(ii)    Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or
(iii)    A court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of CPA: 18 were offered or sold as to indemnification for violation of securities laws.
(c)    CPA: 18 and the Operating Partnership shall advance funds to the Manager or its Affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied:
(i)    The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of CPA: 18;
(ii)    The Manager or the Affiliate has provided CPA: 18 or the Operating Partnership with a written affirmation of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met;
(iii)    The legal action is initiated by a third party who is not a Shareholder or the legal action is initiated by a Shareholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and
(iv)    The Manager or the Affiliate undertakes to repay the advanced funds to CPA: 18, together with the applicable legal rate of interest thereon, in cases in which such Manager or Affiliate is found not to be entitled to indemnification.
(d)    Notwithstanding the foregoing, the Manager shall not be entitled to indemnification or be held harmless pursuant to this Section 7 for any activity which the Manager shall be required to indemnify or hold harmless CPA: 18 pursuant to Section 22.
(e)    Any amounts paid pursuant to this Section 7 shall be recoverable or paid only out the net assets of CPA: 18 and not from Shareholders.

8.    Relationship with Directors. There shall be no limitation on any partner, director, officer, employee or Affiliate of the Manager serving as a Director or an officer of CPA: 18, except that no employee of the Manager or its Affiliates who also is a Director or officer of CPA: 18 shall receive any compensation from CPA: 18 for serving as a Director or officer other than for reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board; for the avoidance of doubt, the limitations of this Section 8 shall not apply to any compensation paid by the Manager or any Affiliate for which CPA: 18 reimbursed the Manager or Affiliate in accordance with Section 10 hereof.
9.    Fees.
(a)    Asset Management Fee. The Operating Partnership shall pay to the Manager as compensation for the asset management services rendered to CPA: 18 hereunder an amount equal to 0.50% of the Average Market Value of an Investment other than Investments in readily marketable real estate securities purchased on the secondary market (an “Asset Management Fee”). The Asset Management Fee with respect to an Investment will be calculated monthly, beginning with the month in which CPA: 18 first makes the Investment and shall be prorated for the number of days during the month that CPA: 18 owns the Investment. The aggregate Asset Management Fees calculated with respect to each month shall be payable on the first business day following such month.
(b)    Property Management Fee; Loan Refinancing Fee. No Property Management Fee or Loan Refinancing Fee shall be paid unless approved by a majority of the Independent Directors.
(c)    Disposition Fee. If the Manager or an Affiliate provides a substantial amount of services in the sale of an Investment, the Manager or such Affiliate shall be entitled to receive a disposition fee (the “Disposition Fee”) at the time of such disposition, in an amount equal to the lesser of (1) 50% of the Competitive Real Estate Commission (if applicable) and (2) 3.0% of the Contract Sales Price of the Investment; provided, however, that  no Disposition Fee shall be paid in respect of Investments that are readily marketable securities. The real estate commissions and Disposition Fees paid to all Persons by CPA: 18 shall not exceed an amount equal to the lesser of: (1) 6% of the Contract Sales Price of such Property or (2) the Competitive Real Estate Commission. The Manager shall present to the Independent Directors such information as they may reasonably request to review the level of services provided by the Manager in connection with a disposition and the basis for the calculation of the amount of the Disposition Fees on an annual basis, or more frequently if requested by the Independent Directors. The amount of any Disposition Fee shall be deemed conclusively established once it has been approved by the Independent Directors, absent a subsequent finding of error. No payment of Disposition Fees shall be made prior to review and approval of such information by the Independent Directors.
(d)    Loans From Affiliates. CPA: 18 shall not borrow funds from the Manager or its Affiliates unless (A) the transaction is approved by a majority of the Independent Directors and a majority of the Directors who are not interested in the transaction as being fair, competitive and commercially reasonable, (B) the interest and other financing charges or fees received by the Manager or its Affiliates do not exceed the amount which would be charged by non-affiliated lending institutions and (C) the terms are not less favorable than those prevailing for comparable arm’s-length loans for the same purpose. CPA: 18 will not borrow on a long-term basis from the Manager or its Affiliates unless it is to provide the debt portion of a particular investment and CPA: 18 is unable to obtain a permanent loan at that time or in the judgment of the Board, it is not in CPA: 18’s best interest to obtain a permanent loan at the interest rates then prevailing and the Board has reason to believe that CPA: 18 will be able to obtain a permanent loan on or prior to the end of the loan term provided by the Manager or its Affiliates.
(e)    Changes To Fee Structure. In the event the Shares are listed on a national securities exchange, CPA: 18 and the Manager shall negotiate in good faith to establish a fee structure appropriate for an entity with a perpetual life. A majority of the Independent Directors must approve the new fee structure negotiated with the Manager. In negotiating a new fee structure, the Independent Directors may consider any of the factors they deem relevant, including but not limited to: (a) the size of the Asset Management Fee in relation to the size, composition and profitability of CPA: 18’s portfolio; (b) the rates charged to other REITs and to investors other than REITs by managers performing similar services; (c) additional revenues realized by the Manager and its Affiliates through their relationship with CPA: 18, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by CPA: 18 or by others with whom CPA: 18 does business; (d) the quality and extent of service furnished by the Manager; (e) the performance of the investment portfolio of CPA: 18, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations and (f) the quality of the portfolio of CPA: 18 in relationship to the portfolio of real properties owned and managed by the Manager and its Affiliates for the account of other clients. The new fee structure can be no more favorable to the Manager than the current fee structure. The Independent Directors shall not approve any new fee structure that is in their judgment more favorable (taken as a whole) to the Manager than the current fee structure.
(f)    Payment. Compensation payable pursuant to this Section 9 shall be paid directly to the Manager; provided, however, that any fee payable pursuant to this Section 9 may be paid, at the option of CPA: 18, after consultation with the Manager, in the form of: (i) cash, (ii) restricted Class A common stock of CPA: 18, or (iii) a combination of cash and restricted Class A common stock. If no such notice is provided, the fee shall be paid in cash. For purposes of the payment of compensation to the Manager in the form of stock, the value of each share of restricted Class A common stock shall be: (i) the Net Asset Value per share of Class A common stock as determined based on the most recent appraisal of CPA: 18’s assets performed by an Independent Appraiser, or (ii) if an appraisal has not yet been performed, $10 per share. If shares are being offered to the public at the time a fee is paid with stock, the value shall be the price of the stock without commissions. The Net Asset Value determined on the basis of such appraisal may be adjusted on a quarterly or other basis by the Board to account for significant capital transactions.
10.    Expenses. To the extent applicable, in addition to the compensation paid to the Manager pursuant to Section 9 hereof, the Operating Partnership shall pay directly or reimburse the Manager for the following expenses:
(i)    interest and other costs for borrowed money, including discounts, points and other similar fees;
(ii)    taxes and assessments on income of CPA: 18, to the extent paid or advanced by the Manager, or on Investments and taxes as an expense of doing business, in each case attributable to Properties or non-United States activities;
(iii)    expenses of managing and operating Investments owned by CPA: 18, whether payable to an Affiliate of the Manager or a non-affiliated Person;
(iv)    fees and expenses of legal counsel for CPA: 18 attributable to Investments;
(v)    fees and expense of auditors and accountants for CPA: 18 attributable to Investments;
(vi)    expenses related to the Investments and other fees relating to disposing of investments including personnel and other costs incurred in transactions relating to Investments where a fee is not payable to the Manager; and

(vii)    all other expenses the Manager incurs in connection with providing services to CPA: 18 hereunder including reimbursement to the Manager or its Affiliates for the cost of rent, goods, materials and personnel incurred by them based upon the compensation of the Persons involved and an appropriate share of overhead allocable to those Persons as reasonably determined by the Manager on a basis approved annually by the Board (including a majority of the Independent Directors).
No reimbursement shall be made for the cost of personnel to the extent that such personnel are used in transactions for which the Manager receives a separate fee.
Expenses incurred by the Manager on behalf of CPA: 18 and payable pursuant to this Section 10 shall be reimbursed quarterly to the Manager within 60 days after the end of each quarter, subject to the provisions of Section 13 hereof. The Manager shall prepare a statement documenting the Operating Expenses of CPA: 18 within 45 days after the end of each quarter.
11.    Other Services. Should the Board request that the Manager or any partner or employee thereof render services for CPA: 18 other than as set forth in Section 3 hereof, such services shall be separately compensated and shall not be deemed to be services pursuant to the terms of this Agreement.
12.    Fidelity Bond. The Manager shall maintain a fidelity bond for the benefit of CPA: 18 which bond shall insure CPA: 18 from losses of up to $5,000,000 and shall be of the type customarily purchased by entities performing services similar to those provided to CPA: 18 by the Manager.
13.    Limitation on Expenses.
(a)    If the aggregate Operating Expenses under this Agreement and the Advisory Agreement during the 12-month period ending on the last day of any fiscal quarter of CPA: 18 exceed the greater of (i) two percent of the Average Invested Assets during the same 12-month period or (ii) 25% of the Adjusted Net Income of CPA: 18 during the same 12-month period, then subject to paragraph (b) of this Section 13, such excess amount shall be the sole responsibility of the Manager and neither the Operating Partnership nor CPA: 18 shall be liable for payment therefor. CPA: 18 may defer the payment or distribution to the Manager and the Special General Partner of fees, expenses and distributions that would, if paid or distributed, cause Operating Expenses during such 12-month period to exceed the foregoing limitations; provided, however, that in determining which items shall be paid and which may be deferred, priority will be given to the payment of distributions to the Special General Partner over the payment to the Manager of amounts due under this Agreement.
(b)    Notwithstanding the foregoing, to the extent that the Manager becomes responsible for any such excess amount as provided in paragraph (a), if a majority of the Independent Directors finds such excess amount or a portion thereof justified based on such unusual and non-recurring factors as they deem sufficient, CPA: 18 or the Operating Partnership shall reimburse the Manager in future quarters for the full amount of such excess, or any portion thereof, but only to the extent such reimbursement would not cause CPA: 18’s Operating Expenses to exceed the 2%/25% Guidelines in the 12-month period ending on the last day of such quarter. In no event shall the Operating Expenses payable by CPA: 18 and the Operating Partnership in any 12-month period ending at the end of a fiscal quarter exceed the 2%/25% Guidelines.
(c)    Within 60 days after the end of any twelve-month period referred to in paragraph (a), the Manager shall reimburse CPA: 18 for any amounts expended by CPA: 18 in such twelve-month period that exceeds the limitations provided in paragraph (a) unless the Independent Directors determine that such excess expenses are justified, as provided in paragraph (b), and provided the aggregate Operating Expenses under this Agreement and the Advisory Agreement for such later quarter would not thereby exceed the 2%/25% Guidelines. To the extent CPA: 18 is reimbursed for such excess expenses by the Advisor, CPA: 18 shall not also be entitled to reimbursement for such excess from the Manager.
(d)    In addition to the limitation on Operating Expenses set forth in paragraphs (a) through (c), beginning with the fiscal year ending December 31, 2015, CPA:18 and the Operating Partnership shall not be required to reimburse the Manager for personnel expenses pursuant to Section 10 that exceed: (i) with respect to transactional legal expenses for the Advisor's in-house transaction legal group, the amounts set forth in Schedule A; and (ii) with respect to other personnel expenses in any fiscal year (or portion thereof, if this Agreement is terminated during a fiscal year), 2.4% of CPA:18's total revenues for the fiscal year ending December 31, 2015; 2.2% of CPA:18's total revenues (or portion thereof) for the fiscal year ending December 31, 2016; and 2.0% of CPA:18's total revenues (or portion thereof) for each fiscal year (or portion thereof) thereafter, with total revenues in each case being determined by CPA:18's proportionate share of total revenues of the relevant entities, as determined in accordance with Section 10. Furthermore, CPA:18 and the Operating Partnership shall have no obligation to reimburse the Manager for expenses associated with the Advisor's financial systems transformation project known as "Project Phoenix."
(e)    All computations made under paragraphs (a) through (d) of this Section 13 shall be determined in accordance with GAAP applied on a consistent basis.
(f)    If the Special General Partner receives distributions pursuant to the agreement of limited partnership of the Operating Partnership in respect of realized gains on the disposition of an Investment, Adjusted Net Income, for purposes of calculating the Operating Expenses, shall exclude the gain from the disposition of such Investment.
14.    Other Activities of the Manager. Nothing herein contained shall prevent the Manager from engaging in other activities, including without limitation direct investment by the Manager and its Affiliates in assets that would be suitable for CPA: 18, the rendering of services to other investors (including other REITs) and the management of other programs advised, sponsored or organized by the Manager or its Affiliates; nor shall this Agreement limit or restrict the right of the Manager or any of its Affiliates or of any director, officer, employee, partner or shareholder of the Manager or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Manager may, with respect to any investment in which CPA: 18 is a participant, also render service to each other participant therein. Without limiting the generality of the foregoing, CPA: 18 acknowledges that the Manager provides or will provide services to other “Corporate Property Associates” or CPA(R) REIT funds, whether now in existence or formed hereafter, and that the Manager and its Affiliates may invest for their own account. The Manager shall be responsible for promptly reporting to the Board the existence of any actual or potential conflict of interest that arises that may affect its performance of its duties under this Agreement.
Neither the Manager nor any Affiliate of the Manager shall be obligated generally to present any particular investment opportunity to CPA: 18 even if the opportunity is of a character which, if presented to CPA: 18, could be taken by CPA: 18.
15.    Relationship of Manager and Company. CPA: 18 and the Manager agree that they have not created and do not intend to create by this Agreement a joint venture or partnership relationship between them and nothing in this Agreement shall be construed to make them partners or joint venturers or impose any liability as partners or joint venturers on either of them.
16.    Term; Termination of Agreement. This Agreement shall continue in force for so long as the Advisory Agreement remains in effect and shall automatically terminate upon the expiration or termination of the Advisory Agreement.
17.    Termination by Company. At the sole option of the Board (including a majority of the Independent Directors), this Agreement may be terminated immediately by written notice of termination from CPA: 18 to the Manager upon the occurrence of events which would constitute Cause or if any of the following events occur:
(a)    If the Manager shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of the Manager, for all or substantially all of its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against the Manager for reorganization, and such adjudication or order shall remain in force or unstayed for a period of 30 days; or
(b)    If the Manager shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due.
Any notice of termination under Section 16 or 17 shall be effective on the date specified in such notice, which may be the day on which such notice is given or any date thereafter. The Manager agrees that if any of the events specified in Section 17(a) or (b) shall occur, it shall give written notice thereof to the Board within 15 days after the occurrence of such event.
18.    Termination by Either Party. This Agreement may be terminated immediately without penalty (but subject to the requirements of Section 20 hereof) by the Manager by written notice of termination to CPA: 18 upon the occurrence of events which would constitute Good Reason or by CPA: 18 without cause or penalty (but subject to the requirements of Section 20 hereof) by action of the Directors, a majority of the Independent Directors or by action of a majority of the Shareholders, in each case upon 60 days’ written notice.
19.    Assignment Prohibition. This Agreement may not be assigned by the Manager without the approval of the Board (including a majority of the Independent Directors); provided, however, that such approval shall not be required in the case of an assignment to a corporation, partnership, association, trust or organization which may take over the assets and carry on the affairs of the Manager, provided: (i) that at the time of such assignment, such successor organization shall be owned substantially by an entity directly or indirectly controlled by the Sponsor and only if such entity has a net worth of at least $5,000,000, and (ii) that the board of directors of the Manager shall deliver to the Board a statement in writing indicating the ownership structure and net worth of the successor organization and a certification from the new Manager as to its net worth. Such an assignment shall bind the assignees hereunder in the same manner as the Manager is bound by this Agreement. The Manager may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by CPA: 18 or the Operating Partnership without the consent of the

Manager, except in the case of an assignment by CPA: 18 or the Operating Partnership to a corporation or other organization which is a successor to CPA: 18 or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as CPA: 18 or the Operating Partnership is bound by this Agreement.
20.    Payments to and Duties of Manager Upon Termination.
(a)    After the Termination Date, the Manager shall not be entitled to compensation for further services hereunder but shall be entitled to receive from CPA: 18 the following:
(i)    all unpaid reimbursements of Operating Expenses payable to the Manager;
(ii)    all earned but unpaid Asset Management Fees payable to the Manager prior to the Termination Date;
(iii)    all earned but unpaid Disposition Fees payable to the Manager relating to the sale of any Investment prior to the Termination Date; and
(iv)    all earned but unpaid Property Management Fees and Loan Refinancing Fees, if any, payable to the Manager relating to the management of any property prior to the termination of this Agreement.
Notwithstanding the foregoing, if this Agreement is terminated by CPA: 18 for Cause, or by the Manager for other than Good Reason, the Manager will not be entitled to receive the sums in Section 20(a)(ii) through (iv).
(b)    Any and all amounts payable to the Manager pursuant to Section 20(a) that, irrespective of the termination, were payable on a current basis prior to the Termination Date either because they were not subordinated or all conditions to their payment had been satisfied, shall be paid within 90 days after the Termination Date. All other amounts shall be paid in a manner determined by the Board, but in no event on terms less favorable to the Manager than those represented by a note (i) maturing upon the liquidation of CPA: 18 or the Operating Partnership or three years from the Termination Date, whichever is earlier, (ii) with no less than twelve equal quarterly installments and (iii) bearing a fair, competitive and commercially reasonable interest rate (the “Note”). The Note, if any, may be prepaid by the Operating Partnership at any time prior to maturity with accrued interest to the date of payment but without premium or penalty. Notwithstanding the foregoing, any amounts that relate to Investments (i) shall be an amount which provides compensation to the Manager only for that portion of the holding period for the respective Investments during which the Manager provided services to CPA: 18, (ii) shall not be due and payable until the Investment to which such amount relates is sold or refinanced, and (iii) shall not bear interest until the Investment to which such amount relates is sold or refinanced. A portion of the amount shall be paid as each Investment owned by CPA: 18 on the Termination Date is sold. The portion of such amount payable upon each such sale shall be equal to (i) such amount multiplied by (ii) the percentage calculated by dividing the fair value (at the Termination Date) of the Investment sold by CPA: 18 divided by the total fair value (at the Termination Date) of all Investments owned by CPA: 18 on the Termination Date.

(c)    The Manager shall promptly upon termination:
(i)    pay over to the Operating Partnership all money collected and held for the account of CPA: 18 pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
(ii)    deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;
(iii)    deliver to the Board all Investments and documents of CPA: 18 then in the custody of the Manager; and
(iv)    cooperate with CPA: 18 to provide an orderly management transition.
21.    Indemnification by CPA: 18 and the Operating Partnership.
(a)    Neither CPA: 18 nor the Operating Partnership shall indemnify the Manager or any of its Affiliates for any loss or liability suffered by the Manager or the Affiliate, or hold the Manager or the Affiliate harmless for any loss or liability suffered by CPA: 18 or the Operating Partnership, except as permitted under Section 7.
22.    Indemnification by Manager. The Manager shall indemnify and hold harmless CPA: 18 and the Operating Partnership from liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Manager’s bad faith, fraud, willful misfeasance, misconduct, negligence or reckless disregard of its duties.
23.    Joint and Several Obligations. Any obligations of CPA: 18 shall be construed as the joint and several obligations of CPA: 18 and the Operating Partnership, unless otherwise specifically provided in this Agreement
24.    Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board, CPA: 18 and the Operating Partnership:	Corporate Property Associates 18 - Global Incorporated
50 Rockefeller Plaza
New York, NY 10020

To the Manager:	W.P. Carey & Co. B.V.
Strawinskylaan 741, C-7
1077XX Amsterdam
The Netherlands

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 24.
25.    Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.
26.    Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
27.    Construction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York.
28.    Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
29.    Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
30.    Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
31.    Titles Not to Affect Interpretation. The titles of Sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
32.    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
33.    Name. W. P. Carey Inc. has a proprietary interest in the name “Corporate Property Associates” and “CPA®.” Accordingly, and in recognition of this right, if at any time CPA: 18 ceases to retain W. P. Carey & Co. B.V., or an Affiliate thereof to perform the services of Manager, CPA: 18 will, promptly after receipt of written request from W. P. Carey & Co. B.V., cease to conduct business under or use the name “Corporate Property Associates” or “CPA®” or any diminutive thereof and CPA: 18 shall use its best efforts to change the name of CPA: 18 to a name that does not contain the name “Corporate

Property Associates” or “CPA®” or any other word or words that might, in the sole discretion of the Manager, be susceptible of indication of some form of relationship between CPA: 18 and the Manager or any Affiliate thereof. Consistent with the foregoing, it is specifically recognized that the Manager or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Corporate Property Associates” or “CPA(R)” as a part of their name, all without the need for any consent (and without the right to object thereto) by CPA: 18 or its Directors.

IN WITNESS WHEREOF, the parties hereto have executed this Asset Management Agreement as of the day and year first above written.
CORPORATE PROPERTY ASSOCIATES 18 — GLOBAL INCORPORATED
By: /s/ Thomas E. Zacharias

Name:	Thomas E. Zacharias

Title:	Chief Operating Officer
CPA: 18 LIMITED PARTNERSHIP

By: CORPORATE PROPERTY ASSOCIATES 18 — GLOBAL INCORPORATED, its general partner

By: /s/ Thomas E. Zacharias

Name:	Thomas E. Zacharias

Title:	Chief Operating Officer
W. P. CAREY & CO. B.V.
By: /s/ Kelly van Krieken

Name:	Kelly van Krieken

Title:	Managing Director
By: /s/ Gawein Heymans

Name:	Gawein Heymans

Title:	Managing Director

SCHEDULE A
Expense Reimbursements for Legal Transactions Group

Transaction Type	Flat Rate (per Transaction)
Acquisitions	0.25% of Total Investment Cost
Asset Management Transactions:
Financings	$20,000
Lease Amendments – Simple	$7,000
Lease Amendments – Complex	$50,000
Dispositions	$25,000
Lines of Credit	$100,000
Other Corporate Matters	$2,000
__________________________________
Note: The fees shown above are for the entirety of a transaction. Fees shall be allocated among affiliated members of a joint venture based on percentage ownership.